Exhibit 10.18A

EXECUTION VERSION

FIRST AMENDMENT

FIRST AMENDMENT, dated as of December 12, 2016 (this “Amendment”), to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 29, 2016, among World Wrestling Entertainment, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (as therein defined) from time to time parties thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein;

WHEREAS, the Required Lenders have agreed to such amendments but only on the terms and conditions contained in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (as proposed to be amended).

SECTION 2. Amendments. Effective as of the date on which all the conditions precedent set forth in Section 3 shall be satisfied (such date, the “Effective Date”):

(a) The cover page of the Credit Agreement is hereby amended by deleting the number “$150,000,000” therein and substituting in lieu thereof the number “$100,000,000”.

(b) The definition of “Commitment” in Section 1.1 of the Credit Agreement is hereby amended by deleting the last sentence thereof and substituting in lieu thereof the following:

The amount of the Commitments on the Commitment Reduction Date is $100,000,000.

(c) Section 1.1 of the Credit Agreement is hereby amended to include the following definitions in appropriate alphabetical order:

“Commitment Reduction Date”: the date of the delivery of the certificate set forth in Section 3(c) of the First Amendment.

“First Amendment”: the First Amendment, dated as of December 12, 2016, to this Agreement.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s Class A common stock (or other securities or property following a merger event or other change of the Class A common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness”: senior, unsecured Indebtedness of the Borrower that is convertible into shares of Class A common stock of the Borrower (or other securities or property following a merger event or other change of the Class A common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Class A common stock or such other securities).

“Permitted Warrant Transaction”: any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s Class A common stock (or other securities or property following a merger event or other change of the Class A common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such Class A common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction.

(d) Section 2.14 of the Credit Agreement is hereby amended by adding the following as a new clause (k) thereof

(k) For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date (as defined in the First Amendment hereto), the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(e) Section 7.1(a) of the Credit Agreement is hereby amended by deleting the number “3.0” therein and substituting in lieu thereof the number “3.5”.

(f) Section 7.2 of the Credit Agreement is hereby amended by (x) deleting the “and” at the end of clause (e) thereof, (y) deleting the period at the end of clause (f) thereof and substituting in lieu thereof “; and” and (z) adding the following as a new clause (g) thereof:

“(g) any Permitted Convertible Indebtedness and replacements or refinancings thereof; provided that (i) no Default or Event of Default has occurred and is continuing and (ii) after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the last day of the most recently completed period of four consecutive fiscal quarters of the Borrower ending prior to such date), the Borrower is, at the time of incurrence of such Indebtedness, in pro forma compliance with the covenant set forth in Section 7.1(a).”

(g) Section 7.6 of the Credit Agreement is hereby amended by (x) deleting the “and” at the end of clause (a) thereof, (y) deleting the period at the end of clause (b) thereof and substituting in lieu thereof a semicolon and (z) adding the following as new clauses (c), (d) and (e) thereof:

“(c) the Borrower may make any Restricted Payments and/or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof);

(d) the Borrower may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction; and

(e) the Borrower may make any Restricted Payments and/or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof).”

(h) Section 7.8 of the Credit Agreement is hereby amended by (x) deleting the word “and” at the end of clause (j) thereof, (y) deleting the period at the end of clause (k) thereof and substituting in lieu thereof “; and” and (z) adding the following as a new clause (l) thereof:

“(l) the purchase of any Permitted Bond Hedge Transaction by the Borrower and the performance of its obligations thereunder.”

(i) Section 7.9(a) of the Credit Agreement is hereby amended by (x) deleting the clause “Section 7.2(d), (e) or (f)” therein and substituting in lieu thereof the clause “Section 7.2(d), (e), (f) or (g)” and deleting the number “1.5” therein and substituting in lieu thereof the number “3.0”.

(j) Section 7.12 of the Credit Agreement is hereby amended by (x) deleting the “and” at the end of clause (a) thereof and substituting in lieu thereof a comma and (y) adding the following immediately before the end thereof:

“, (c) any Permitted Bond Hedge Transaction and (d) any Permitted Warrant Transaction”

(k) Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety and replaced with Annex I hereto.

SECTION 3. Conditions to Effectiveness. The amendments set forth in Sections 2(c), (d), (f), (g), (h) and (j) shall become effective upon the date on which the Administrative Agent (or its counsel) shall have received this Amendment, executed and delivered by the Administrative Agent, each Loan Party party to the Credit Agreement and the Required Lenders. The amendments set forth in Sections 2(a), (b), (e), (i) and (k) shall become effective on the first date on which each of the following additional conditions precedent also shall have been satisfied, each in form and substance satisfactory to the applicable recipient:

(a) Permitted Convertible Indebtedness. The Borrower shall have issued and sold Permitted Convertible Indebtedness and received aggregate gross proceeds thereof of not less than $100,000,000.

(b) Fees and Expenses. The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(c) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, certifying that (x) the representations and warranties set forth in Section 4 are true and correct, (y) no Default or Event of Default shall have occurred and be continuing on the Effective Date or after giving effect to this Amendment and (z) the Borrower has issued and sold Permitted Convertible Indebtedness and received aggregate gross proceeds thereof of not less than $100,000,000, or substantially concurrently with the delivery of such certificate will so issue, sell and receive.

SECTION 4. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that (before and after giving effect to this Amendment):

(a) The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit under the Credit Agreement as amended by this Amendment. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment and to authorize the extensions of credit on the terms and conditions of the Credit Agreement as amended by this Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit under the Credit Agreement as amended by this Amendment or with the execution, delivery, performance, validity or enforceability of this Amendment or any of the other Loan Documents. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Amendment and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) The execution, delivery and performance of this Amendment and the other Loan Documents, the issuance of Letters of Credit, the borrowings under the Credit Agreement as amended by this Amendment and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

(c) Each of the representations and warranties made by any Loan Party herein or in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date (except for representations and warranties which by their terms expressly relate to a specified date, which representations and warranties shall be true and correct as of such specified date).

(d) No Default or Event of Default shall have occurred and be continuing on the Effective Date or after giving effect to this Amendment.

SECTION 5. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent and its Affiliates for all their costs and expenses incurred in connection with the development, preparation and execution of this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and its Affiliates.

SECTION 6. No Other Amendment or Waivers; Confirmation. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as an amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.

SECTION 7. GOVERNING LAW; MISCELLANEOUS.

(a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement after giving effect to this Amendment. This Amendment shall be a “Loan Document” as defined in the Credit Agreement.

(c) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

WORLD WRESTLING ENTERTAINMENT, INC., as Borrower

By:	/s/ George A. Barrios
Name: George A. Barrios Title: Chief Strategy and Financial Officer

TSI REALTY COMPANY,

EVENT SERVICES, INC.,

WWE STUDIOS, INC.,

WWE FILMS DEVELOPMENT, INC.,

WWE STUDIOS PRODUCTION, INC.,

WWE TE PRODUCTIONS, INC.,

WWE PROPERTIES INTERNATIONAL, INC.,

MARINE: HOMEFRONT, INC.,

STUDIOS ORIGINALS, INC.

WWE JET SERVICES, INC.

each as a Subsidiary Guarantor

By:	/s/ George A. Barrios
Name: George A. Barrios Title: Chief Strategy and Financial Officer

[Signature Page to WWE First Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

By:	/s/ Matthew Landry
Name: Matthew Landry Title: Authorized Officer

[Signature Page to WWE First Amendment]

Citibank, N.A., as a Lender

By:	/s/ Christine Keating
Name: Christine Keating Title: Senior Vice President

[Signature Page to WWE First Amendment]

Annex I

Schedule 1.1A

Commitments

Lender	Commitment

JPMorgan Chase Bank, N.A.	$33,333,333.34

Citizens Bank, N.A.	$20,000,000.00

Citibank, N.A.	$20,000,000.00

Bank of America, N.A.	$13,333,333.33

People’s United Bank, N.A.	$13,333,333.33

TOTAL	$100,000,000.00